As filed with the Securities and Exchange Commission on July 14, 2006

      Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cowen Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporations)	84-1702964 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas
New York, New York 10020
Telephone:  (646) 562-1000
Facsimile:  (646) 562-1861
(Address of Principal Executive Offices)

COWEN GROUP, INC. 2006 EQUITY AND INCENTIVE PLAN
(Full Title of the Plan)

Mark Kaplan
Cowen Group, Inc.
1221 Avenue of the Americas
New York, New York 10020
Telephone:  (646) 562-1000
Facsimile:  (646) 562-1861
(Name and Address of Agent for Service)

Copies to:

Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	4,725,000 shares	$16.00	$75,600,000	$8,089

(1)          Represents 4,725,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Cowen Group, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2006 Equity and Incentive Plan (the “Plan”). The maximum number of shares which may be issued under the Plan is subject to equitable adjustment upon the occurrence of certain events pursuant to the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the occurrence of any such corporate transaction or event.

(2)          Estimated solely for purposes of computing the amount of the registration fee. Computed in accordance with Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of this registration statement on Form S-8 is included in the description of the Plan to be delivered to persons eligible to participate in the Plan. Pursuant to the Note in the Instructions to Part I of Form S-8, this information is not being filed with or included in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement as of their respective dates.

(1) The Registrant’s prospectus, dated July 12, 2006, filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus”);

(2) The Registrant’s Form 8-A filed with the Commission on June 13, 2006 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or reports filed for the purpose of updating such information.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents with the Commission.

Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock to be registered in connection with this registration statement will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorney fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above, or defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the DGCL.

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify, and upon request shall advance expenses to, any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or in testate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of these provisions of our certificate of incorporation shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

We have insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

We have entered into indemnification agreements with each of our officers and directors under which we agreed to indemnify each of them against: (a) expenses, judgments, and settlements paid in connection with third-party claims and (b) expenses and settlements paid in connection with claims on our behalf, in each case provided that the director acted in good faith. In addition, we agreed to indemnify each director to the extent permitted by DGCL against all expenses, judgments, and amounts paid in settlement unless the director’s conduct constituted a breach of his or her duty of loyalty to the stockholders. Subject to the director’s obligation to pay us in the event that he or she is not entitled to indemnification, we will pay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

Société Générale has agreed to indemnify Mark Kaplan and Jean-Jacques Ogier against any loss, claim, liability, damage, cost or expense (including, without limitation, any reasonable legal expense) arising from any litigation, investigation or proceeding initiated against them as a result of their role as directors of Cowen Group, Inc., or, in the case of Mr. Kaplan, as General Counsel of Cowen Group, Inc., or their signing of the registration statement, its amendments and supplements. Société Générale will not indemnify Mr. Kaplan or Mr. Ogier against claims brought by them against Société Générale or its affiliated entities or any claims arising from their gross negligence, fraudulent or criminal acts or other willful misconduct. Société Générale’s indemnification obligations will terminate if their role as directors of Cowen Group, Inc. or, in the case of Mr. Kaplan, as General Counsel of Cowen Group, Inc., is terminated for any reason; however, Société Générale will continue to indemnify Mr. Kaplan and Mr. Ogier as to any claim or litigation already threatened or pending at the time of termination and/or filed after the date of such termination, which arises out of or relates to their role as directors of Cowen Group, Inc. or their signing of the registration statement, its amendments and supplements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description	Incorporation by Reference to
4.1	Specimen common stock certificate	Exhibit 4.1 to Form S-1, File No. 333-132602, filed on June 12, 2006
4.2	Cowen Group, Inc. 2006 Equity and Incentive Plan	Exhibit 10.4 to Form S-1, File No. 333-132602, filed on June 12, 2006
4.3	Amended and Restated Certificate of Incorporation of the Registrant	Exhibit 3.1 to Form S-1, File No. 333-132602, filed on June 12, 2006
4.4	Amended and Restated Bylaws of the Registrant	Exhibit 3.2 to Form S-1, File No. 333-132602, filed on June 12, 2006
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant	Filed herewith
23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP	Included in Exhibit 5.1 herewith
24.1	Power of Attorney	Included on the signature pages herewith

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on July 14, 2006.

COWEN GROUP, INC.

By:	/s/ Kim S. Fennebresque
	Name:	Kim S. Fennebresque
	Title:	Chairman, Chief Executive Officer and President

Power of attorney

Each person whose signature appears below hereby constitutes and appoints Kim S. Fennebresque and Thomas Conner and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) to this registration statement and (2) registration statements, and any and all amendments thereto (including post-effective amendments), for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the date indicated:

Signature	Title	Date

/s/ Kim S. Fennebresque	Chairman, Chief Executive Officer and	July 14, 2006
Kim S. Fennebresque	President (principal executive officer)

/s/ Thomas K. Conner	Chief Financial Officer and Treasurer	July 14, 2006
Thomas K. Conner	(principal financial officer and principal accounting officer)

/s/ Mark E. Kaplan	Director	July 14, 2006
Mark E. Kaplan

/s/ Jean-Jacques Ogier	Director	July 14, 2006
Jean-Jacques Ogier

Director
Charles W.B. Wardell III

EXHIBIT INDEX

Exhibit		Incorporation by
Numbers	Description	Reference to

4.1	Specimen common stock certificate	Exhibit 4.1 to Form S-1, File No. 333-132602, filed on June 12, 2006

4.2	Cowen Group, Inc. 2006 Equity and Incentive Plan	Exhibit 10.4 to Form S-1, File No. 333-132602, filed on June 12, 2006

4.3	Amended and Restated Certificate of Incorporation of the Registrant	Exhibit 3.1 to Form S-1, File No. 333-132602, filed on June 12, 2006

4.4	Amended and Restated Bylaws of the Registrant	Exhibit 3.2 to Form S-1, File No. 333-132602, filed on June 12, 2006

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant	Filed herewith

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP	Included in Exhibit 5.1 herewith

24.1	Power of Attorney	Included on the signature pages herewith